Exhibit 10(d)(i)

FIRST AMENDMENT
OF THE
MCDONALD’S DEFERRED COMPENSATION PLAN
(As Amended and Restated effective May 26, 2020)

The McDonald’s Deferred Compensation Plan (the “Plan”), as amended and restated effective May 26, 2020, is hereby further amended as set forth below effective as of December 1, 2021 except as otherwise set forth below.

1.Section 3.1(a)(i)(1) is hereby amended to read as follows:

“An officer of the Company or a Participating Employer on or prior to October 31 of the calendar year immediately preceding the Plan Year; or”

2.Section 3.1(c) “Newly-Hired Officers – Salary Deferrals” is hereby deleted in its entirety and replaced with the following:

“(c) Officer First Year of Eligibility – Salary Deferrals. Except as provided otherwise in this paragraph, newly-hired officers of the Company or a Participating Employer shall be first eligible to make an initial Salary Deferral Election effective as of the first day of the first calendar month commencing after the date such individual completes one (1) full month of service with the Company or a Participating Employer (the “Newly-Hired Officer Participation Date”), with respect to Compensation earned on and after such Newly-Hired Officer Participation Date. The Enrollment Period during which a newly-hired officer may make an initial Salary Deferral Election for the Plan Year that includes the officer’s Newly-Hired Officer Participation Date as described in this Section 3.1(c) is the 30-day period ending on the day preceding the officer’s Newly-Hired Officer Participation Date. In order to participate for the Plan Year that includes their Newly-Hired Officer Participation Date, newly-hired officers must submit their Compensation Deferral Agreement by the last day of their Enrollment Period and such Compensation Deferral Agreement shall be irrevocable as of that date. Officers hired on or after October 1 shall not be eligible to participate in the Plan for purposes of making a Salary Deferral Election during the Plan Year that includes their date of hire. Newly-hired officers shall not be eligible to participate for purposes of making a Bonus Deferral Election until they are eligible in accordance with Section 3.1(b).”

3.Paragraph (d) of Section 3.1 is hereby deleted in its entirety and the remaining paragraphs of Section 3.1 (e, f, and g) redesignated as paragraphs (d), (e), and (f), respectively.

4.Effective January 1, 2021, the second sentence of the second paragraph of Section 5.1 is hereby amended so that the paragraph reads as follows:

“Restoration Matching Contribution. Company Contributions may take the form of restoration matching contributions (“Restoration Matching Contribution”), at the same matching contribution rate provided under the 401(k) Plan, less matching contributions provided under the 401(k) Plan for the same Plan Year; provided that any such matching contributions will be credited to a Participant’s Account with respect to a Plan Year only if the Participant has elected to defer, and has deferred, the maximum permissible deferral under the 401(k) Plan in accordance with Section 402(g) of the Code and applicable nondiscrimination requirements under the Code. Unless the Participant is an officer, a Participant is eligible to receive a Restoration Matching Contribution for a Plan Year only if the Participant is eligible to receive matching contributions under the 401(k) Plan as of January 1 of that Plan Year. Any Restoration Matching Contributions shall be credited to a Participant’s Primary Separation Account. The Committee shall determine, in its sole discretion, the timing of Restoration Matching Contributions, as well as any other rules or requirements applicable to such contributions, including eligibility requirements.”

Except as herein amended, the Plan shall remain in full force and effect.

Executed this	December 7, 2021

	By:	/s/ Mike Cieplak
Mike Cieplak
Corporate Senior Vice President, Treasurer & Investor Relations